Exhibit 99.2

Amesite to Present at the LD Micro Main Event (XIII)

ANN ARBOR, Mich., Nov. 23, 2020 -- Amesite Inc. (Nasdaq: AMST), an artificial intelligence software company providing online learning ecosystems for business, higher education, and K-12, announced today that its Founder and CEO Dr. Ann Marie Sastry will be presenting to a live audience at the LD Micro Main Event on Monday, December 14th at 8:00 AM PT/11:00 AM ET.

To register for the live broadcast of the virtual event, visit: https://ve.mysequire.com/

“I am honored to have Amesite back after a very successful Zooming with LD presentation last month,” said LD Micro President Chris Lahiji.  “Given the need, online and remote learning has never been more critical, and Amesite is establishing real thought leadership on some changes that may be permanent.”

“We are very, very proud to partner with LD. With the upcoming Main Event, they have created a truly innovative way for companies and investors to engage virtually,” Sastry said. “They may have really cracked the code on these engagements – they are truly ahead of the curve.”

The Main Event will take place on December 14th and 15th. View Amesite’s profile here: https://www.ldmicro.com/profile/amst

About Amesite Inc.
Amesite is a high-tech artificial intelligence software company offering a cloud-based platform and content creation services for K-12, college, university and business education and upskilling. Amesite-offered courses and programs are branded to our customers.  Amesite uses artificial intelligence technologies to provide customized environments for learners, easy-to-manage interfaces for instructors, and greater accessibility for learners in the US education market and beyond.  The Company leverages existing institutional infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, scalable and engaging experiences for learners anywhere. For more information, visit https://amesite.com.

About LD Micro
Back in 2006, LD Micro began with the sole purpose of being an independent resource to the microcap world. What started as a newsletter highlighting unique companies, has transformed into the pre-eminent event platform in the space.

The upcoming Main Event will be highlighting a new format that will benefit both executives and the investors tuning in from all over the globe.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, the Company’s planned online machine learning platform, the Company’s business plans, any future commercialization of the Company’s online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact: Robert Busweiler – busweiler@sunshinesachs.com – 631.379.6454

SOURCE Amesite Inc.

Related Links

https://amesite.com